AMENDMENT

The Subadvisory Agreement dated as of October 2, 2000 (the "Agreement") by and between Phoenix Variable Advisors ("Advisor") and Alliance Capital Management L.P. ("Subadvisor"), acting through its Bernstein Investment Research and Management unit, is hereby amended as follows:

       1. Schedule C to the Agreement is hereby deleted in its entirety and Schedule C attached hereto substituted in its place.

       2. Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects. To the extent not preempted by the provisions of any law of the United States heretofore or hereafter enacted, this Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

       3. This Amendment shall become effective on the date first accepted by the Subadvisor which date is set forth above the Subadvisor's name on the signature page hereof.

       4. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives.

                                          PHOENIX VARIABLE ADVISORS

                                          By: /s/ Simon Y. Tan
                                              ----------------------------------
                                              Name: Simon Y. Tan
                                              Title:

                                          ACCEPTED by Subadvisor this 9th day of
                                                                      ---
                                           April              , 2001
                                          -------------------

                                          ALLIANCE CAPITAL MANAGEMENT L.P.

                                          By:   Alliance Capital Management
                                                Corporation, its General Partner

                                          By:   /s/ Louis T. Mangan
                                                --------------------------------
                                                Louis T. Mangan
                                                Assistant Secretary


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                                                      SCHEDULE C
                                                      ----------

                                                    SUBADVISORY FEE

     For services provided to the Fund pursuant to paragraph 3 hereof, the Advisor will pay to the Subadvisor, on or before the 10th day of each month, a fee payable in arrears, at the annual rate of

                  0.80% of the first $25 million of net assets;
                  0.60% of net assets thereafter.

The fees shall be prorated for any month during which this agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadvisor, the net asset value of the Fund and each Series shall be valued as set forth in the then current registration statement of the Fund.

In accordance with the Subadvisor's fee and discount policies for portfolios managed in accordance with its value investment strategies by its Bernstein Investment Research and Management unit, clients with managed assets of $10 million or more who have two or more accounts invested in different investment management services in the same asset category will receive a 10% reduction in fees on the smaller account(s) in that asset category. Clients with an account of $25 million or more receive a 10% discount on smaller individually managed related accounts in other asset categories. For this purpose, equity services are considered a separate asset category and fixed-income services are considered a separate asset category. The economic value of such reductions may be applied by a client to any of the accounts in the asset category eligible for such reductions, as provided above.